Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283969

The Toronto-Dominion Bank
$1,000,000
Autocallable Equity-Linked Notes
Linked to the Least Performing of the Common Stock of Broadcom Inc. and
the Class C Capital Stock of Alphabet Inc. due August 20, 2026

The notes do not bear interest. The notes will mature on the maturity date (August 20, 2026) unless they are automatically called on the call valuation date (February 18, 2026).
Your notes will be automatically called on the call valuation date if the closing price of each of the common stock of Broadcom Inc. and the Class C capital stock of Alphabet Inc. (each, a reference asset) on such date is greater than or equal to 90.00% of its initial price ($305.76 with respect to Broadcom Inc. and $204.29 with respect to Alphabet Inc.), resulting in a payment on the corresponding call payment date (the second scheduled business day after the call valuation date) for each $1,000 principal amount of your notes equal to $1,136.00.
If your notes are not automatically called, the amount that you will be paid on your notes on the maturity date will be based on the performance of the least performing reference asset, which is the reference asset with the lowest percentage change. The percentage change of each reference asset is the percentage increase or decrease from its initial price to its final price, which will be its closing price on the final valuation date (August 18, 2026).
If the final price of each reference asset on the final valuation date is greater than its initial price, the return on your notes will be positive and you will receive, for each $1,000 principal amount of your notes, the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the leverage factor of 200% times (3) the least performing percentage change. If the final price of any reference asset is less than or equal to its initial price, but the final price of each reference asset is greater than or equal to 60.00% of its initial price, you will receive the principal amount of your notes. If the final price of any reference asset is less than 60.00% of its initial price, the return on your notes will be negative and you will lose 1% of the principal amount of your notes for every 1% that the final price of the least performing reference asset has declined below its initial price. You may lose your entire principal amount.
The return on your notes is capped if the notes are automatically called. The maximum payment you could receive if your notes are automatically called on the call valuation date is $1,136.00. If your notes are not automatically called on the call valuation date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:
●
if the final price of each reference asset is greater than its initial price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the leverage factor times (c) the least performing percentage change;

●	if the final price of any reference asset is equal to or less than its initial price, but the final price of each reference asset is greater than or equal to 60.00% of its initial price, $1,000; or
●
if the final price of any reference asset is less than 60.00% of its initial price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the least performing percentage change. You will receive less than 60.00% of the principal amount of your notes.

The notes do not guarantee the return of principal at maturity.
The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Any payments on the notes are subject to our credit risk. The notes will not be listed or displayed on any securities exchange or electronic communications network.
You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The initial estimated value of the notes at the time the terms of your notes were set on the pricing date was $971.40 per $1,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-7 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$10.00	$990.00
Total	$1,000,000.00	$10,000.00	$990,000.00
1 See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
TD Securities (USA) LLC
Pricing Supplement dated August 18, 2025

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.
We, TD Securities (USA) LLC (“TDS”) or any of our affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we, TDS or any of our affiliates informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.
Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are set forth in this pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, the estimated cost TD may incur in hedging its obligations under the Notes and the estimated development and other costs which TD may incur in connection with the Notes. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” herein. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s and TDS’s Estimated Value of the Notes Are Determined By Reference to TD’s Internal Funding Rates and Are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.
TD’s estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which TDS may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, TDS or another affiliate of TD’s intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market, if any, may exceed TD’s estimated value on the Pricing Date for a temporary period of approximately 3 months after the Pricing Date because, in its discretion, TD may elect to effectively reimburse to investors a portion of the estimated cost of hedging its obligations under the Notes and other costs in connection with the Notes which TD will no longer expect to incur over the term of the Notes. TD made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement TD may have with the distributors of the Notes. The amount of TD’s estimated costs which is effectively reimbursed to investors in this way may not be allocated ratably throughout the reimbursement period, and TD may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Pricing Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
If a party other than TDS or its affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly less.
We urge you to read the “Additional Risk Factors” in this pricing supplement.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series H
Type of Note:	Autocallable Equity-Linked Notes (the “Notes”)
Term:	Approximately 12 months, unless automatically called on the Call Valuation Date
Reference Assets:	The common stock of Broadcom Inc. (Bloomberg Ticker: AVGO UW, “AVGO”) and the Class C capital stock of Alphabet Inc. (Bloomberg Ticker: GOOG UW, “GOOG”)
CUSIP / ISIN:	89115HQQ3 / US89115HQQ38
Agent:	TD Securities (USA) LLC (“TDS”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:
$1,000 per Note; $1,000,000 in the aggregate for all the offered Notes; the aggregate Principal Amount of the offered Notes may be increased if TD, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of this pricing supplement.

Pricing Date:	August 18, 2025
Issue Date:	August 25, 2025
Call Valuation Date:	February 18, 2026, subject to postponement for market disruption events and other disruptions, as described under “— Final Price” below.
Final Valuation Date:	August 18, 2026, subject to postponement for market disruption events and other disruptions, as described under “— Final Price” below.
Maturity Date:
August 20, 2026, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Maturity Date” in the product supplement and under “— Final Price” below.

Call Feature:
If the Closing Price of each Reference Asset on the Call Valuation Date is greater than or equal to its Call Threshold Price, we will automatically call the Notes and, on the Call Payment Date, for each $1,000 Principal Amount of the Notes will pay you a cash payment equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the Call Premium Percentage applicable to the Call Valuation Date. No further amounts will be owed to you under the Notes.

Call Threshold Price:
With respect to AVGO: $275.184
With respect to GOOG: $183.861
In each case, equal to 90.00% of its Initial Price and subject to adjustment as provided under “Additional Terms of the Notes — Delisting or Suspension of Trading in an Equity Security” and “— Anti-Dilution Adjustments” herein.

Call Premium Percentage:	13.60% with respect to the scheduled Call Valuation Date.

Call Payment Date:
If the Notes are automatically called, the Call Payment Date will be the second Business Day following the Call Valuation Date, subject to postponement as described above under “— Call Valuation Date”.

Threshold Price:
With respect to AVGO: $183.456
With respect to GOOG: $122.574
In each case, equal to 60.00% of its Initial Price and subject to adjustment as provided under “Additional Terms of the Notes — Delisting or Suspension of Trading in an Equity Security” and “— Anti-Dilution Adjustments” herein.

Payment at Maturity:
If your Notes are not automatically called, for each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash, if anything, equal to:
●       if the Final Price of each Reference Asset is greater than its Initial Price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Leverage Factor times (c) the Least Performing Percentage Change;
●       if the Final Price of any Reference Asset is equal to or less than its Initial Price, but the Final Price of each Reference Asset is greater than or equal to its Threshold Price, $1,000; or
●       if the Final Price of any Reference Asset is less than its Threshold Price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Least Performing Percentage Change.
If the Final Price of any Reference Asset is less than its Threshold Price, the investor will receive less than 60.00% of the Principal Amount of the Notes at maturity and may lose their entire Principal Amount.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Leverage Factor:	200.00%
Percentage Change:	With respect to each Reference Asset, the quotient of (1) its Final Price minus its Initial Price divided by (2) its Initial Price, expressed as a percentage.
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Initial Price:
With respect to AVGO: $305.76
With respect to GOOG: $204.29
In each case, equal to its Closing Price on the Pricing Date, as determined by the Calculation Agent and subject to adjustment as provided under “Additional Terms of the Notes — Delisting or Suspension of Trading in an Equity Security” and “— Anti-Dilution Adjustments” herein.

Final Price:
With respect to each Reference Asset, its Closing Price on the Final Valuation Date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Events” in the product supplement, as determined by the Calculation Agent and subject to adjustment as provided under “Additional Terms of the Notes — Delisting or Suspension of Trading in an Equity Security” and “— Anti-Dilution Adjustments” herein.

Closing Price:
With respect to each Reference Asset, its closing sale price or last reported sale price, regular way, (or, in the case of Nasdaq, the official closing price), on a per-share or other unit basis, on the principal national securities exchange on which the applicable Reference Asset is listed for trading on that day or, if the applicable Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Please see the discussion below under “Material U.S. Federal Income Tax Consequences”.

Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities — Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement, relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
◾	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Principal at Risk.
If the Notes are not automatically called, investors in the Notes could lose their entire Principal Amount if the Final Price of any Reference Asset is less than its Threshold Price. If the Final Price of any Reference Asset is less than its Threshold Price, for each $1,000 Principal Amount you will lose an amount equal to the product of (i) $1,000 times (ii) the Least Performing Percentage Change. Specifically, you will lose 1% of the Principal Amount of each of your Notes for every 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price and you may lose your entire Principal Amount.
The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on Conventional Debt Securities of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.
The Amount You Will Receive on the Call Payment Date Will Be Capped.
Regardless of the Closing Price of any Reference Asset on the Call Valuation Date the amount you may receive on the Call Payment Date, if any, is capped. Even if the Closing Price of each Reference Asset on the Call Valuation Date is greater than or equal to its Call Threshold Price, causing the Notes to be automatically called, the amount you will receive on the Call Payment Date will be capped, and you will not benefit from any increase in the Closing Price of any Reference Asset on such date above its Call Threshold Price. Additionally, because the Call Threshold Price of each Reference Asset is equal to 90.00% of its Initial Price, your Notes will be automatically called unless the Closing Price of a Reference Asset decreases to less than its Call Threshold Price as of the Call Valuation Date. If your Notes are automatically called on the Call Valuation Date, the maximum return you will receive for each $1,000 Principal Amount of your Notes will equal the Call Premium Percentage.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the Call Payment Date. Therefore, because the Notes could be called as early as the Call Payment Date, your holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of such new investment.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Closing Price of a Reference Asset.
If the Final Price of any Reference Asset is less than its Threshold Price, you will receive less than the Principal Amount of your Notes and you will lose a substantial portion or all of your investment in the Notes. This means that while a decrease of the Least Performing Reference Asset to a Final Price that is 60.00% of its Initial Price will not result in a loss of principal on the Notes, a decrease of its Final Price to less than 60.00% of its Initial Price will result in a loss of a significant portion or all of the Principal Amount of the Notes despite only a small change in the price of such Reference Asset.

The Amount You Will Receive on the Call Payment Date or on the Maturity Date is Not Linked to the Closing Prices of the Reference Assets at Any Time Other Than on the Call Valuation Date or the Final Valuation Date, as the Case May Be.
The amount you will receive on the Call Payment Date, if any, will be paid only if the Closing Price of each Reference Asset on the Call Valuation Date is greater than or equal to its Call Threshold Price. Therefore, the Closing Price of any Reference Asset on dates other than the Call Valuation Date will have no effect on whether the Notes are subject to an automatic call and whether any amount will be paid in respect of your Notes on the Call Payment Date. In addition, the amount you will receive on the Maturity Date, if any, will be based on the Closing Price of the Least Performing Reference Asset on the Final Valuation Date. Therefore, for example, if the Closing Price of a Reference Asset dropped precipitously on the Final Valuation Date, the Payment at Maturity may be significantly less than it would otherwise have been had it been linked to its Closing Price prior to such drop. Although the actual Closing Prices of the Reference Assets on the Call Payment Date, Maturity Date or at other times during the term of the Notes may be higher than their Closing Prices on the Call Valuation Date or the Final Valuation Date, you will not benefit from the Closing Price of any Reference Asset at any time other than on the Call Valuation Date or on the Final Valuation Date.
Because the Notes are Linked to the Least Performing Reference Asset, You are Exposed to a Greater Risk of Losing All or a Substantial Portion of the Principal Amount of your Notes at Maturity Than if the Notes Were Linked to a Single Reference Asset.
The risk that you will not receive any positive return on the Notes and lose all or a substantial portion of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset. With more Reference Assets, it is more likely that the Closing Price or Final Price of any Reference Asset will be less than its Call Threshold Price on the Call Valuation Date and less than its Threshold Price on the Final Valuation Date than if the Notes were linked to a single Reference Asset.
In addition, a lower correlation between the performance of a pair of Reference Assets results in a greater likelihood that a Reference Asset will decline to a Closing Price that is less than its Call Threshold Price on the Call Valuation Date or to a Final Price that is less than its Threshold Price on the Final Valuation Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Call Premium Percentage, Leverage Factor and Threshold Prices, are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time the terms of the Notes are finalized. All things being equal, a higher Call Premium Percentage and Leverage Factor and lower Threshold Prices are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that the Final Price of any Reference Asset will be less than its Threshold Price is even greater despite lower Threshold Prices. Therefore, it is more likely that you will lose all or a substantial portion of the Principal Amount of your Notes at maturity.
If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Less Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.
Any payment on the Call Payment Date or the Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to the Call Payment Date or the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at Principal Amount. If you purchase your Notes at a premium to Principal Amount, if the Notes are not automatically called and the Final Price of any Reference Asset is less than its Threshold Price, you will incur a greater percentage decrease in your investment in the Notes than would have been the case if you had purchased the Notes at Principal Amount or a discount to Principal Amount. Similarly, if you purchase your Notes at a premium to Principal Amount and hold them to the Call Payment Date or the Maturity Date, the return on your investment in the Notes will be less than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount.
You Will Have No Rights to Receive Any Shares of the Reference Assets and You Will Not Be Entitled to Any Dividends or Other Distributions on the Reference Assets.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Reference Assets. You will not have any voting rights, any rights to receive dividends or other distributions or any rights against the issuer of any Reference Asset (a “Reference Asset Issuer”). As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Assets and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.

Risks Relating to Characteristics of the Reference Assets
There Are Single Stock Risks Associated With Each Reference Asset.
The prices of the Reference Assets can rise or fall sharply due to factors specific to each Reference Asset and each Reference Asset Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets and Reference Asset Issuers. For additional information, see “Information Regarding the Reference Assets” herein. We urge you to review financial and other information filed periodically by the Reference Asset Issuers with the SEC.
Investors are Exposed to the Market Risk of Each Reference Asset on the Call Valuation Date and, if the Notes are not Automatically Called, on the Final Valuation Date, and the Payment at Maturity, if Applicable, Will Be Based Solely on the Least Performing Percentage Change.
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on the Call Valuation Date and, if the Notes are not automatically called, on the Final Valuation Date. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, if the Notes are not automatically called, you will receive a negative return based upon the Least Performing Percentage Change if the Final Price of any Reference Asset is less than its Threshold Price on the Final Valuation Date, even if the Reference Asset return of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
We Do Not Control Any Reference Asset Issuer and Are Not Responsible for Any of its Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of any Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to the Reference Assets or the Reference Asset Issuers. We are not responsible for any Reference Asset Issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into each Reference Asset Issuer.
Market Disruption Events and Postponements.
The Call Valuation Date, Final Valuation Date, and therefore the Call Payment Date and Maturity Date, are subject to postponement as described in the product supplement due to the occurrence of one or more market disruption events. For the avoidance of doubt, if on the originally scheduled Call Valuation Date or Final Valuation Date, as applicable, no Market Disruption Event is occurring with respect to a particular Reference Asset, the Closing Price for such Reference Asset will be determined on the originally Call Valuation Date or Final Valuation Date, as applicable, irrespective of the occurrence of a Market Disruption Event with respect to any other Reference Asset. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product supplement.
Risks Relating to Estimated Value and Liquidity
TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) is Less Than the Public Offering Price of the Notes.
TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes is less than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

TD’s and TDS’s Estimated Value of the Notes Are Determined By Reference to TD’s Internal Funding Rates and Are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.
TD’s initial estimated value of the Notes and TDS’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including TDS’s) Estimates.
TD’s initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” herein. Different pricing models and assumptions (including the pricing models and assumptions used by TDS) could provide valuations for the Notes that are different from, and perhaps materially less than, TD’s initial estimated value. Therefore, the price at which TDS would buy or sell your Notes (if TDS makes a market, which it is not obligated to do) may be materially less than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of the Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which TDS May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market (if TDS makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Pricing Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which TDS may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	the prices of the Reference Assets;
•	the correlation of the Reference Assets;
•	the volatility – i.e., the frequency and magnitude of changes – in the prices of the Reference Assets;
•	the dividend rates of the Reference Assets, if applicable;

•
economic, financial, regulatory and political, military, public health or other events that may affect stock markets generally and the market segments of which the Reference Assets are a part, and which may affect the market prices of the Reference Assets;

•	interest rates and yield rates in the market;
•	the time remaining until your Notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future prices of the Reference Assets cannot be predicted. The actual changes in the prices of the Reference Assets over the term of the Notes, as well as any payment on the Call Payment Date or the Payment at Maturity, may bear little or no relation to the hypothetical historical closing prices of the Reference Assets or to the hypothetical examples shown elsewhere in this pricing supplement.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS and our affiliates may make a market for the Notes; however, they are not required to do so. TDS and our affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the then-current Least Performing Reference Asset and, as a result, you may suffer substantial losses.
If the Price of a Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Assets. Changes in the price of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the price of each Reference Asset increases above its Initial Price during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
The Agent Discount, if Any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect any dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential for the dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to any compensation they would receive for the sale of the Notes.
Trading and Business Activities by TD and Our Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
TD and our affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the prices of one or more Reference Assets, and we or they may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable on, the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the performance of one or more Reference Assets.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between us and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets or the Reference Asset Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these business activities by us or one or more of our affiliates may affect the prices of the Reference Assets and, therefore, the market value of, and any amount payable on, the Notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Because this discretion by the Calculation Agent may affect any payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Price, and therefore the Threshold Price, of a Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Reference Asset, but only in the situations we describe in “Additional Terms of the Notes — Anti-Dilution Adjustments” herein. The Calculation Agent will not be required to make an adjustment for every event that may affect a Reference Asset.
Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and a Reference Asset, those events or other actions affecting a Reference Asset, a Reference Asset Issuer or a third party may nevertheless adversely affect the price of such Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although any return on the Notes will depend on the Closing Prices or Final Prices, as applicable, of the Reference Assets and the Least Performing Percentage Change, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”.

If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
General Risk Factors
We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.
At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of this pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of this pricing supplement.

Hypothetical Returns
The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical prices of the Reference Assets on the Call Valuation Date and on the Final Valuation Date could have on any amounts owed on the Call Payment Date or on the Payment at Maturity assuming all other variables remain constant.
The examples below are based on a range of Final Prices that are entirely hypothetical; the prices of the Reference Assets on any day throughout the term of the Notes, including on the Call Valuation Date and the Final Prices on the Final Valuation Date, cannot be predicted. The Reference Assets have been highly volatile in the past — meaning that the prices of the Reference Assets have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of each Reference Asset and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date is less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) is Less Than the Public Offering Price of the Notes.” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal Amount	$1,000
Leverage Factor	200.00%
Call Threshold Price	With respect to each Reference Asset, 90.00% of its Initial Price
Threshold Price	With respect to each Reference Asset, 60.00% of its Initial Price
Call Premium Percentage	13.60%
Neither a market disruption event nor a non-Trading Day occurs on the originally scheduled Call Valuation Date or the Final Valuation Date
No change in or affecting any of the Reference Assets
Notes purchased on the Issue Date at the Principal Amount and held to the Maturity Date
The actual performance of the Reference Assets over the term of your Notes, as well as any payment on the Call Payment Date or the Payment at Maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of the Reference Assets shown elsewhere in this pricing supplement. For information about the historical prices of the Reference Assets during recent periods, see “Information Regarding the Reference Assets — Historical Information” below.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Reference Assets.
Hypothetical Payment on the Call Payment Date
If your Notes are automatically called on the Call Valuation Date (i.e., on the Call Valuation Date the Closing Price of each Reference Asset is greater than or equal to its Call Threshold Price), the amount that we would pay for each $1,000 Principal Amount of your Notes on the Call Payment Date would be equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the Call Premium Percentage. If, for example, the Closing Price of each Reference Asset on the Call Valuation Date were determined to be 95.000% of its Initial Price, your Notes would be automatically called and the amount that we would pay on your Notes on the Call Payment Date would be 113.60% of the Principal Amount of your Notes or $1,136.00 for each $1,000 Principal Amount of your Notes.

Hypothetical Payment at Maturity
If the Notes are not automatically called prior to the Final Valuation Date (i.e., on the Call Valuation Date the Closing Price of any Reference Asset is less than its Call Threshold Price), the amount we would pay for each $1,000 Principal Amount of your Notes on the Maturity Date will depend on the performance of the Least Performing Reference Asset on the Final Valuation Date, as shown in the table below. The table below assumes that the Notes have not been automatically called on the Call Valuation Date and reflects hypothetical amounts that you could receive on the Maturity Date. The prices in the left column of the table below represent hypothetical Final Price of the Least Performing Reference Asset and are expressed as percentages of its Initial Price. The amounts in the right column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Price of the Least Performing Reference Asset, and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Price of the Least Performing Reference Asset and the assumptions noted above.
The Notes Have Not Been Automatically Called
Hypothetical Final Price of the Least Performing Reference Asset on the Final Valuation Date (as Percentage of its Initial Price)	Hypothetical Payment at Maturity if the Notes Have Not Been Automatically Called on the Call Valuation Date (as Percentage of Principal Amount)
150.000%	200.000%
140.000%	180.000%
130.000%	160.000%
120.000%	140.000%
110.000%	120.000%
105.000%	110.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
70.000%	100.000%
60.000%	100.000%
59.999%	59.999%
50.000%	50.000%
40.000%	40.000%
30.000%	30.000%
20.000%	20.000%
10.000%	10.000%
0.000%	0.000%
If, for example, the Notes have not been automatically called on the Call Valuation Date and the Final Price of the Least Performing Reference Asset were determined to be 20.000% of its Initial Price, the Payment at Maturity that we would pay on your Notes at maturity would be 20.000% of the Principal Amount of your Notes, as shown in the table above. As a result, if you purchased your Notes on the Issue Date at the Principal Amount and held them to the Maturity Date, you would lose 80.000% of your investment (if you purchased your Notes at a premium to Principal Amount you would lose a correspondingly higher percentage of your investment). If the Final Price of the Least Performing Reference Asset were determined to be 0.000% of the Initial Price, you would lose 100.000% of your investment in the Notes.
The amounts payable on the Notes upon an automatic call or at maturity shown above are entirely hypothetical; they are based on hypothetical prices of the Reference Assets that may not be achieved on the Call Valuation Date or the Final Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Call Payment Date or the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payment on the Call Payment Date or the Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical payment on the Call Payment Date or the Payment at Maturity on the Notes in the examples above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual public offering price you pay for your Notes. The return on your investment (whether positive or negative) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly less than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in this pricing supplement.

Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Closing Prices of the Reference Assets on the Call Valuation Date, the Final Prices on the Final Valuation Date or what the market value of your Notes will be on any particular Trading Day, nor can we predict the relationship between the prices of the Reference Assets and the market value of your Notes at any time prior to the Maturity Date. The actual amount that you will receive, if any, on the Call Payment Date or the Maturity Date and the rate of return on the offered Notes will depend on whether the Notes are automatically called and the actual Closing Prices or Final Prices, as applicable, to be determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Notes, if any, on the Call Payment Date or the Maturity Date may be very different from the information reflected in the examples above.

Information Regarding the Reference Assets
Each Reference Asset is registered with the SEC. Companies with securities registered with the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents or any document incorporated herein by reference.
We have derived all information contained herein regarding the Reference Assets from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. TD has not undertaken an independent review or due diligence of any publicly available information regarding any Reference Asset. The Closing Prices for the Reference Assets may be adjusted by Bloomberg Professional® (“Bloomberg”) for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
The graphs below set forth the information relating to the historical performances of the Reference Assets for the periods specified. We obtained the information regarding the historical performances of the Reference Assets in the graphs below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of a Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of any Reference Asset. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.
As an investor in the Notes, you should undertake such independent investigation of each Reference Asset Issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.
Broadcom Inc.
According to publicly available information, Broadcom Inc. (“Broadcom”) is a designer, developer and supplier of semiconductor devices. Information filed by Broadcom with the SEC can be located by reference to its SEC file number: 001-38449, or its CIK Code: 0001730168. Broadcom’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AVGO”.
Historical Information
The graph below shows the daily historical Closing Prices of Broadcom from August 18, 2015 through August 18, 2025. The dotted line represents its Threshold Price of $183.456, which is equal to 60.00% of its Closing Price on August 18, 2025.
Broadcom Inc. (AVGO)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Alphabet Inc.
According to publicly available information, Alphabet Inc. (“Alphabet”) is a parent holding company of Google Inc. that provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Information filed by Alphabet with the SEC can be located by reference to its SEC file number: 001-37580, or its CIK Code: 0001652044. Alphabet’s Class C capital stock is listed on the Nasdaq Global Select Market under the ticker symbol “GOOG”.
Historical Information
The graph below shows the daily historical Closing Prices of Alphabet from August 18, 2015 through August 18, 2025. The dotted line represents its Threshold Price of $122.574, which is equal to 60.00% of its Closing Price on August 18, 2025.
Alphabet Inc. (GOOG)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

Additional Terms of the Notes
The sections “General Terms of the Notes — Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security” and “— Anti-Dilution Adjustments” in the product supplement are replaced in its entirety with the below discussion.
Delisting or Suspension of Trading in an Equity Security
If a Reference Asset is delisted or trading of a Reference Asset is suspended on its primary exchange, and such Reference Asset is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act, as determined by the Calculation Agent (a “successor exchange”), then such Reference Asset will continue to be deemed a Reference Asset.
If a Reference Asset is delisted or trading of a Reference Asset is suspended on its primary exchange, and such Reference Asset is not immediately re-listed or approved for trading on a successor exchange, then the Calculation Agent will deem the Closing Price of such applicable Reference Asset on the Trading Day immediately prior to its delisting or suspension to be its Closing Price on each remaining Trading Day to, and including, the Final Valuation Date.
Notwithstanding these alternative arrangements, any delisting or suspension of trading in an equity security may adversely affect the market value of, and return on, the Notes.
Anti-Dilution Adjustments
The Initial Price, Threshold Price and/or any other relevant term, as applicable, of a Reference Asset may be adjusted by the Calculation Agent if any of the dilution events described below occurs with respect to such Reference Asset after the Pricing Date.
The Calculation Agent will adjust the Initial Price, Threshold Price and/or any other relevant term, as applicable, for a Reference Asset as described below, but only if an event below under this section occurs with respect to a Reference Asset and the relevant event occurs during the period described under the applicable subsection. The Initial Price, Threshold Price and/or any other relevant term, as applicable, for a Reference Asset may each be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect such Reference Asset.
No such adjustments will be required unless such adjustments would result in a change of at least 0.1% to the Initial Price or Threshold Price of a Reference Asset and/or any other relevant term, as applicable.
If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Price or Threshold Price of a Reference Asset and/or any other relevant term, as applicable, the Calculation Agent will adjust its Initial Price, Threshold Price and/or any other relevant term, as applicable, for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Price or Threshold Price of a Reference Asset and/or any other relevant term, as applicable, for the first event, the Calculation Agent will adjust its Initial Price, Threshold Price and/or any other relevant term, as applicable, for the second event, applying the required adjustment to its Initial Price, Threshold Price and/or any other relevant term, as applicable, as already adjusted for the first event, and so on for each event for such Reference Asset.
If an event requiring an anti-dilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to the affected Notes, that results solely from that event. Accordingly, the Calculation Agent may modify or make adjustments that differ from the anti-dilution adjustments discussed herein as necessary to ensure an equitable result.
Share Splits and Share Dividends
A share split is an increase in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. When a corporation pays a share dividend, it issues additional shares of its stock to all holders of its outstanding shares in proportion to the shares they own. Each outstanding share will be worth less as a result of a share split or share dividend.
If a Reference Asset is subject to a share split or receives a share dividend, then the Calculation Agent will adjust its Initial Price, Threshold Price and/or any other relevant term, as applicable, by dividing its prior Initial Price, Threshold Price and/or any other relevant term, as applicable, before the share split or share dividend — by the number equal to: (1) the number of shares of such Reference Asset outstanding immediately after the share split or share dividend becomes effective; divided by (2) the number of shares of such Reference Asset outstanding immediately before the share split or share dividend becomes effective. The Initial Price, Threshold Price and/or any other relevant term, as applicable, will not be adjusted, however, unless:
•	in the case of a share split, the first day on which a Reference Asset trades without the right to receive the share split occurs after the Pricing Date and on or before the Final Valuation Date; or

•	in the case of a share dividend, the ex-dividend date occurs after the Pricing Date and on or before the Final Valuation Date.
The ex-dividend date for any dividend or other distribution with respect to a Reference Asset is the first day on which such Reference Asset trades without the right to receive that dividend or other distribution.
Reverse Share Splits
A reverse share split is a decrease in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. Each outstanding share will be worth more as a result of a reverse share split.
If a Reference Asset is subject to a reverse share split, then the Calculation Agent will adjust its Initial Price, Threshold Price and/or any other relevant term, as applicable, by multiplying its prior Initial Price, Threshold Price and/or any other relevant term, as applicable, of such Reference Asset by a number equal to: (1) the number of shares of such Reference Asset outstanding immediately before the reverse share split becomes effective; divided by (2) the number of shares of such Reference Asset outstanding immediately after the reverse share split becomes effective. Its Initial Price, Threshold Price and/or any other relevant term, as applicable, will not be adjusted, however, unless the reverse share split becomes effective after the Pricing Date and on or before the Final Valuation Date.
Extraordinary Dividends
A distribution or dividend on a Reference Asset will be deemed to be an extraordinary dividend if the Calculation Agent determines that its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, by an amount equal to at least 10% of its Closing Price (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day before the ex-dividend date. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.
If any extraordinary dividend occurs with respect to a Reference Asset, the Calculation Agent will adjust its Initial Price, Threshold Price and/or any other relevant term, as applicable, of such Reference Asset to equal the product of: (1) its prior Initial Price, Threshold Price and/or any other relevant term, as applicable, times (2) a fraction, the numerator of which is the amount by which its Closing Price on the Trading Day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is its Closing Price on the Trading Day before the ex-dividend date. Its Initial Price, Threshold Price and/or any other relevant term, as applicable, will not be adjusted, however, unless the ex-dividend date occurs after the Pricing Date and on or before the Final Valuation Date.
The extraordinary dividend amount with respect to an extraordinary dividend for a Reference Asset equals:
•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of such Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for such Reference Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.
To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on a Reference Asset that is a share dividend, an issuance of transferable rights or warrants or a spin off event and also an extraordinary dividend will result in an adjustment to its Initial Price, Threshold Price and/or any other relevant term, as applicable, only as described under “— Share Splits and Share Dividends” above, “—Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
If a Reference Asset Issuer issues transferable rights or warrants to all holders of the applicable Reference Asset to subscribe for or purchase such Reference Asset at an exercise price per share that is less than its Closing Price on the Trading Day before the ex-dividend date for the issuance, then the Calculation Agent may adjust its Initial Price, Threshold Price and/or any other relevant term, as applicable, as the Calculation Agent determines appropriate to account for the economic effect of such issuance, and may reference, without limitation, any adjustment(s) to options contracts on such Reference Asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange.
Its Initial Price, Threshold Price and/or any other relevant term, as applicable, will not be adjusted, however, unless the ex-dividend date described above occurs after the Pricing Date and on or before the Final Valuation Date.

Reorganization Events
If a Reference Asset Issuer undergoes a Reorganization Event in which property other than the applicable Reference Asset—e.g., cash and securities of another issuer (“distribution property”)—is distributed in respect of such Reference Asset, then such distribution property will be deemed to be the applicable Reference Asset and, for purposes of calculating the price of such Reference Asset, the Calculation Agent will determine the value of such distribution property distributed in respect of one share of such Reference Asset.
Each of the following is a “Reorganization Event” with respect to a Reference Asset:
•	the Reference Asset is reclassified or changed;
•
the Reference Asset Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but substantially all the outstanding shares are exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding shares and the securities of another entity occurs, other than as part of an event described in the two bullet points above;
•	the Reference Asset Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
•
the Reference Asset Issuer effects a spin‑off—that is, issues to all holders of such Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Asset Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
•	another entity completes a tender or exchange offer for all or substantially all of the outstanding shares of the Reference Asset Issuer.
Notwithstanding the foregoing or the discussion below under “— Valuation of Distribution Property”, if a Reference Asset Issuer or any successor entity becomes subject to a merger or consolidation with the Bank or any of its affiliates (an “issuer merger event”), then the Calculation Agent will deem the Closing Price of the original Reference Asset on the Trading Day immediately prior to the announcement date of the issuer merger event, as applicable, to be its Closing Price on each remaining Trading Day to, and including, the Final Valuation Date, if applicable.
Valuation of Distribution Property
If a Reorganization Event occurs with respect to a Reference Asset, then the Calculation Agent will determine its Closing Price by reference to the distribution property (as discussed below). The Calculation Agent will not make any determination for a Reorganization Event, however, unless the event becomes effective (or, if the event is a spin‑off, unless the ex‑dividend date for the spin‑off occurs) after the Pricing Date and on or before the Final Valuation Date.
For the purpose of making a determination required by a Reorganization Event, the Calculation Agent will determine the value of each type of distribution property. For any distribution property consisting of a security, the Calculation Agent will use the Closing Price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines to be appropriate. If a holder of such Reference Asset may elect to receive different types or combinations of types of distribution property in the Reorganization Event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent.
If the distribution property consists of a security, the Calculation Agent will make further adjustments to the distribution property for later events that affect such security in determining the Closing Price. The Calculation Agent will do so to the same extent that it would make determinations if the affected security were the original Reference Asset and were affected by the same kinds of events.
For example, if a Reference Asset Issuer merges into another company and each share of the applicable Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on the applicable date of valuation the Closing Price of a share of such Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of its Closing Price to reflect any later share split or other event, including any later Reorganization Event, that affects the common shares of the surviving company, to the extent described elsewhere herein as if the common shares were the applicable Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Price.

When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of a Reference Asset or in respect of whatever securities whose value determines its Closing Price on the applicable date of valuation, if applicable, if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin‑off, the distribution property also includes the applicable Reference Asset in respect of which the distribution is made.
In this pricing supplement, when we refer to a Reference Asset, we mean any distribution property that is distributed in a reorganization event in respect of such Reference Asset. Similarly, when we refer to a Reference Asset Issuer, we also mean any successor entity in a reorganization event.
Non-U.S. Distribution Property
If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the Closing Price of the non-U.S. securities) on the Final Valuation Date, as applicable, the Calculation Agent will convert the Closing Price of such non-U.S. securities as of the relevant date of determination into U.S. dollars using the then-applicable exchange rate as it determines.

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less any underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers.
We or one of our affiliates will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the Notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Delivery of the Notes will be made against payment for the Notes on the Issue Date, which is the fifth (5th) Business Day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one Business Day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS or any of our affiliates may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us, TDS or any of our affiliates, this pricing supplement is being used in a market-making transaction unless we, TDS or any of our affiliates informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20, 2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.